EXHIBIT 21

                             Matrix Bancorp, Inc.

                        Subsidiaries of the Registrant


1.    Matrix Financial Services Corporation - Incorporated in Arizona

2.    United Financial, Inc. - Incorporated in Colorado

3. Matrix Capital Bank - Organized pursuant to a Federal savings and loan charter

4. Matrix Asset Management Corporation - Incorporated in Colorado and formerly known as
      United Special Services, Inc.

5.    The Vintage Group, Inc. - Incorporated in Texas

6.    Vintage Delaware Holdings, Inc. - Incorporated in Delaware

7.    Sterling Trust Company - Incorporated in Texas

8.    First Matrix Investment Services Corp. - Incorporated in Texas

9.    Matrix Funding Corp. - Incorporated in Colorado

10. MSCS Ventures, Inc. - Incorporated in Colorado and formerly known as Matrix Advisory Services Corporation

11.   Matrix Settlement & Clearance Services, L.L.C. (45%) - Organized in New
      York

12.   Equi-Mor Holdings, Inc. - Incorporated in Nevada

13.   ABS School Services, L.L.C. - Organized in Arizona

14.   Matrix Aviation Corporation - Incorporated in Colorado

15.   MCNP-1 Corp. - Incorporated in New Mexico

16.   Dasalco Corporation - Incorporated in New Mexico

17. Matrix Advisory Services, Inc. - Incorporated in Delaware and formerly known as Leader Acquisition Corp.

18.   Matrix Insurance Service Corporation - Incorporated in Arizona

19.   Matrix Bancorp Capital Trust I - Organized under Delaware law